Exhibit 99.1

Twitter Q3 2017 Shareholder Letter

San Francisco, CA

October 26, 2017

Dear Shareholders,

We look forward to discussing our third quarter 2017 financial results with you at 5am PT today. As a reminder, to have your questions considered during Q&A, Tweet to @TwitterIR using #TWTR. Thank you for your interest and we look forward to speaking with you soon.

Highlights

●

Twitter’s engagement and audience are growing. Daily active usage (DAU*) grew 14% year-over-year and monthly active usage (MAU**) grew 4% year-over-year***, an absolute increase of 4 million quarter-over-quarter, with gains in the US and internationally.

●

We continued to make progress toward a return to revenue growth in Q3, with revenue decreasing 4% year-over-year and increasing 3% sequentially (a decrease of 1% year-over-year and an increase of 4% sequentially, excluding the deprecated TellApart product).

●	We continued to achieve greater operating efficiency with a GAAP net margin of (4%), and record adjusted EBITDA margins of 35%.

We achieved the following results:

●	Q3 revenue totaled $590 million, a decrease of 4% year-over-year.
○	Advertising revenue totaled $503 million, a decrease of 8% year-over-year.
○	Data licensing and other revenue totaled $87 million, an increase of 22% year-over-year.
○	US revenue totaled $332 million, a decrease of 11% year-over-year.
○	International revenue totaled $258 million, an increase of 6% year-over-year.
○	Total ad engagements increased 99% year-over-year.
○	Cost per engagement (CPE) decreased 54% year-over-year.

* We define daily active users or daily active usage (DAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website or mobile applications on any given day. Average DAU for a period represents the number of DAUs on each day of such period divided by the number of days for such period. To calculate the year-over-year change in DAUs, we subtract the average DAU for the three months ended in the previous year from the average DAU for the same three months ended in the current year and divide the result by the average DAU in the previous year. Prior to Q3 2016, Twitter has discussed DAUs and the ratio of monthly active users (MAUs) to DAUs. In those instances, for comparability and consistency with MAUs, DAUs also included users who accessed Twitter through our desktop applications and third-party properties.

** Reported average MAU reflects adjustments for approximately 1-2 million users per quarter of certain third-party applications that were included as Twitter MAUs that should not have been considered MAUs in certain prior periods. DAU were not affected. Further details regarding the adjustment can be found in the section of this letter titled "Note About Our MAU Adjustment."

*** Due to our data retention policies, we do not have data to reconcile periods prior to the fourth quarter of 2016. As a result, we did not adjust MAUs for such periods and year-over-year and quarter-over-quarter growth rates compare unadjusted MAUs for periods prior to the fourth quarter of 2016 to adjusted MAUs for periods after the fourth quarter of 2016. We believe that had they been adjusted, the growth rates for the adjusted year-over-year and quarter-over-quarter periods would have been higher than those presented. Further details can be found in the section of this letter titled "Note About Our MAU Adjustment."

●	Q3 GAAP expenses totaled $582 million, a decrease of 16% year-over-year.
●	Q3 non-GAAP expenses totaled $469 million, a decrease of 10% year-over-year.
●	Q3 GAAP net loss of $21 million, a decrease of 79% year-over-year, representing a GAAP net margin of (4%) and GAAP diluted EPS of ($0.03).
●	Q3 non-GAAP net income of $78 million and non-GAAP diluted EPS of $0.10.
●	Q3 adjusted EBITDA of $207 million, an increase of 14% year-over-year, representing an adjusted EBITDA margin of 35%, our highest adjusted EBITDA margin to date.
●	Average MAUs were 330 million for Q3, an increase of 4% year-over-year and an increase of 4 million compared to 326 million in the previous quarter.
○	Average US MAUs were 69 million for Q3, an increase of 4% year-over-year and compared to 68 million in the previous quarter.
○	Average international MAUs were 261 million for Q3, an increase of 4% year-over-year and compared to 258 million in the previous quarter.
○

Reported average MAU reflects an adjustment for approximately 1-2 million users per quarter of certain third-party applications that were included as Twitter MAUs that should not have been considered MAUs in certain prior periods; DAU were not affected.

●	DAU grew 14% year-over-year, marking a reacceleration from 12% year-over-year growth in Q2.

Twitter’s engagement and audience are growing. Daily active usage (DAU) grew 14% year-over-year and monthly active usage (MAU) grew 4% year-over-year, an absolute increase of 4 million quarter-over-quarter, with gains in the US and internationally.

We continued to drive sustained improvement in growth for Twitter’s audience and engagement in Q3. DAU reaccelerated in the quarter with 14% year-over-year growth, up from 12% in Q2, marking the fourth consecutive quarter of double-digit growth. We drove double-digit DAU growth in the majority of our top 10 global markets, including in the US, demonstrating broad-based growth around the world. MAU increased to 330 million users, an increase of 4% compared to 317 million in Q3’16 and 326 million in Q2’17 (after excluding users of certain third-party applications that were included as Twitter MAUs that should not have been considered MAUs in prior periods). US MAU reached 69 million, an increase of 4% year-over-year, and an absolute increase of 1 million sequentially. Growth in both audience and engagement was driven by a combination of organic growth, marketing, and product, including the ongoing benefits of improved relevance in email, push notifications, and the timeline. We also drove increased usage with the Twitter redesign and enhanced personalization in the Explore tab. Please note that further details regarding the MAU adjustment can be found in the section of this letter titled "Note About Our MAU Adjustment." DAU were not affected.

We’re committed to making Twitter safer, and we continue to improve and leverage our technology to reduce the reach of abusive Tweets. This quarter, we further refined our machine-learning algorithms in order to better identify and act on accounts demonstrating abusive behavior. Moving forward, we're focused on addressing this issue from a policy, enforcement, and product perspective, and we'll be taking a more aggressive stance on our abuse rules and on how we enforce them. We published a roadmap of the upcoming changes we plan to make to the Twitter Rules, how we communicate with people who violate them, and our enforcement processes, and we will share regular, real-time updates about our progress.

Additionally, we remain focused on making Twitter easier to use, and this quarter we launched new product features aimed toward helping people find and engage with Tweets that are relevant to them. In Q3, we further personalized the Twitter experience by launching new topic modules in the Explore tab tailored to people’s interests. We also increased the relevance of our notifications by adding new, interest-based notification types to the notifications tab, and applied machine learning to further personalize Trends. In September, we began testing longer character limits for a small percentage of people in certain languages, based on research that indicates that running into the character limit can sometimes lead people to abandon their Tweets. We expect to see fewer Tweets running into the character limit over time, and we’ll be sharing the results of this experiment publicly in the coming weeks.

Providing people with a broad selection of compelling, rich content also remains a core part of our strategy to drive conversation, connection, and engagement on Twitter. It’s been one year since we launched live-streaming premium content, and it has significant momentum. In Q3, we streamed more than 830 events, with 74% of those reaching a global audience (US + international markets). We continue to attract significant interest from new content partners and advertisers wanting to participate in live-streaming opportunities on Twitter. During Q3, we announced approximately 30 new live-streaming partnerships, including 10 international deals and two with leading consumer brands (Converse and Tommy Hilfiger). In addition, we disclosed in September that all 16 live-streaming partnerships that we announced at the 2017 Digital Content NewFronts have been funded and will launch. These partnerships are in addition to the 35 recently announced video deals in Asia Pacific, which remains an important region for Twitter and a strong engine of future growth. In addition, we streamed 96 million hours of live user-generated content via Periscope in the quarter.

We continued to make progress toward a return to revenue growth in Q3, with revenue decreasing 4% year-over-year and increasing 3% sequentially (a decrease of 1% year-over-year and an increase of 4% sequentially, excluding the deprecated TellApart product).

Third quarter revenue was driven by improved sales execution with strength across video and direct response (DR) ad formats as well as strong performance in data and enterprise solutions, where we saw our third consecutive quarter of accelerating growth. Twitter continues to help partners be relevant in the moment at scale, and we are capitalizing on this unique value proposition with improved execution by our sales and operating teams and continued improvements to our core ad products in order to help return to revenue growth.

Total reported revenue in Q3 was $590 million, reflecting a year-over-year decline of 4%, as compared to a decline of 5% in Q2 2017. Total revenue increased $16 million compared to Q2’17 despite a $7 million sequential headwind from TellApart. Excluding the $20 million year-over-year impact from TellApart, our total revenue growth rate improved in Q3, down 1% year-over-year compared to a decline of 2% in Q2.

Our revenue priorities remain:

●

Improving our core ad offerings through better performance and measurement of existing revenue products, including ad platform improvements, self-serve measurement studies, and third-party accreditation;

●	Tapping into new channels of demand, such as online video, and introducing new ways to buy ads on Twitter including alpha testing of programmatic buying; and
●	Continuing to grow data and enterprise solutions revenue through our new product and channel segmented go-to-market approach.

In Q3, value for advertisers continued to improve and was driven by improved ad relevance (as measured by clickthrough rates (CTR) and ad engagements), better pricing, and ongoing audience growth. Cost per engagement declined by 54% and overall ad engagements increased by 99% on a year-over-year basis.  CTR on a year-over-year basis are up across all major ad types as ad relevance continues to improve and cost per ad engagement declines.

Video remained our largest ad format in Q3, reflecting strength in both In-Stream Sponsorships and In-Stream Video Ads. Our live events and In-Stream Video Ads continue to deliver great reach across a large variety of premium content categories to advertisers, and have been a source of significant growth within our advertising business.

In addition, our self-serve advertising (SSA) channel returned to growth in Q3, driven by product enhancements and better sales execution. We shipped a new version of our campaign setup experience, which made it easier for new advertisers to get started and for existing advertisers to launch better campaigns. This drove both a higher conversion rate for new advertisers and higher average revenue per advertiser for new and returning marketers. We also launched a new customer success team that provided support to our top 5% of advertisers by spend (which account for the majority of SSA revenue), driving a 14% revenue lift from managed accounts. Also in Q3, we began testing a subscription product that helps small businesses automatically grow their follower base and helps their Tweets reach more people without the extra work of having to create ads or manage campaigns.

Also in Q3, data and enterprise solutions was our fastest-growing product area with its third consecutive quarter of accelerating growth on a year-over-year basis. We continue to benefit from our new tiered product and channel strategy, with a significant number of new enterprise deals signed in Q3. We expect data and enterprise solutions will continue to be an increasingly important contributor to revenue growth and overall profitability.

We continued to achieve greater operating efficiency with a GAAP net margin of (4%), and record adjusted EBITDA margins of 35%.

In Q3, we continued to reduce our GAAP net loss and delivered our highest adjusted EBITDA margin to date, despite the year-over-year decline in revenue.

Total GAAP expenses in Q3 declined 16% year-over-year to $582 million, reflecting in part stock-based compensation (SBC) expense, which declined for the fifth consecutive quarter, to $101 million, a decrease of 36% year-over-year. On a non-GAAP basis, total expenses in Q3 declined 10% year-over-year to $469 million, resulting in adjusted EBITDA of $207 million, or 35% of total revenue, our highest adjusted EBITDA margin to date.

Q3’17 Financial and Operational Detail

We continue to see improved performance as we execute across our strategic priorities. Audience and engagement trends remained positive despite tougher year-over-year comparables. We saw sustained recovery in the year-over-year growth rate for Twitter owned-and-operated (O&O) advertising revenue, as well as solid growth in data licensing and other revenue. Finally, we made further progress on increasing profitability as we reported our first quarter of positive GAAP operating income, our narrowest GAAP net loss, as well as our highest adjusted EBITDA margins to date, despite the year-over-year decline in revenue.

Revenue

Total revenue reached $590 million in the third quarter, a decrease of 4% year-over-year, compared to a decrease of 5% year-over-year in Q2 and an increase of 3% sequentially. Excluding TellApart, total revenue decreased 1% year-over-year and increased 4% sequentially.

Total US revenue was $332 million, down 11% year-over-year compared to a decrease of 7% year-over-year in Q2 and a decrease of 1% sequentially. Excluding TellApart, which was a US-centric product, US revenue decreased 6% year-over-year and increased 1% sequentially. Total international revenue was $258 million, increasing 6% year-over-year, compared to a decrease of 1% year-over-year in Q2. We saw continued strength in Japan, which grew 23% year-over-year and contributed $91 million or 15% of total revenue.

Total advertising revenue was $503 million, a decrease of 8% year-over-year compared to a decrease of 8% in Q2 and an increase of 3% sequentially. Excluding TellApart, total advertising revenue decreased 4% year-over-year, increased 4% sequentially, and spend from our top 100 global advertisers grew 23% year-over-year in Q3.

O&O advertising revenue was $455 million, a decrease of 7% year-over-year compared to year-over-year declines of 9% and 11% in Q2 and Q1, respectively. On a sequential basis, O&O revenue grew 4%. We believe these favorable revenue trends reflect better execution by our sales and operating teams, as well as continued improvements to our ad products.

Non-O&O advertising revenue was $48 million, or 10% of advertising revenue, a decrease of 17% year-over-year compared to a decrease of 1% year-over-year in Q2. We saw solid performance from the Twitter Audience Platform (TAP) in the quarter offset by a $20 million year-over-year decline in TellApart. We expect an approximately $40 million headwind in Q4 as we fully deprecate the TellApart product.

Video continues to be our largest ad format, with growth driven by strength in In-Stream Sponsorships and In-Stream Video Ads. Other ad formats such as DR website clicks and Mobile App installs also performed well.

Data licensing and other revenue totaled $87 million in the third quarter, an increase of 22% year-over-year, representing 15% of total revenue. The increase was driven by data and enterprise solutions, where year-over-year revenue growth accelerated for a third consecutive quarter.

Advertising metrics

Total ad engagements increased 99% year-over-year, driven by a continuing mix shift toward video ad impressions as well as higher CTR rates across all ad formats on a like-for-like basis. The average CPE decline was relatively stable to Q2, at 54% year-over-year, reflecting a higher mix of video ad engagements and lower CPEs across the majority of ad formats compared to the prior year.

Costs

Total GAAP expenses declined by $112 million or 16% year-over-year to $582 million. The lower spend was broad-based, mostly driven by decreases in sales and marketing and R&D, which both were down 23% from Q3’16 on lower stock-based compensation (SBC) and employee-related expenses. Also, traffic acquisition costs (TAC) were $23 million, with the 30% year-over-year decrease almost all due to TellApart. On a non-GAAP basis, total expenses in Q3 declined by nearly $50 million or 10% year-over-year to $469 million.

SBC expense was $101 million, at the low end of our $100 to $110 million guidance range. SBC expense decreased by $58 million or 36% year-over-year, marking the fifth consecutive quarter of decline. We grew headcount sequentially and ended the quarter with more than 3,300 employees.

Income and margin

GAAP operating income in the quarter was $7 million, compared to an operating loss of $78 million in the prior year. This marks our first quarter with positive operating income on a GAAP basis.

GAAP net loss was $21 million, resulting in GAAP net margin of (4%) and GAAP diluted EPS of ($0.03). This represents a significant improvement from last year’s reported GAAP net loss of $103 million, GAAP net margin of (17%) and GAAP diluted EPS of ($0.15). Non-GAAP net income was $78 million and non-GAAP diluted EPS was $0.10 compared to non-GAAP net income of $61 million and non-GAAP diluted EPS of $0.09 in the prior year. We remain committed to driving towards GAAP profitability over time.

Adjusted EBITDA for Q3 was $207 million, or 35% of total revenue, compared to $181 million or 29% of total revenue in the previous year. We significantly outperformed our guidance ranges of $130 to $150 million of adjusted EBITDA and 25% to 26% adjusted EBITDA margins due to better-than-expected revenue and a shift in timing of certain expenses from Q3 to Q4.

Balance sheet and statement of cash flows

We ended the quarter with $4.3 billion in cash, cash equivalents, and marketable securities. GAAP net cash provided by operating activities in the period was $240 million, compared to $189 million in the previous year. Adjusted free cash flow for Q3 was $176 million, compared to $80 million in Q3’16.

Engagement and audience

In Q3, DAUs grew 14% year-over-year compared to 12% year-over-year growth rate in Q2, marking the fourth consecutive quarter of double-digit growth. Growth continues to be broad-based, with double-digit year-over-year growth in the majority of our top 10 markets including the United States, as well as in aggregate across all other markets outside of the top 10 countries.

Total MAUs for Q3 were 330 million, up 4 million from the prior quarter and an increase of 4% year-over-year. US MAUs grew 1 million sequentially to 69 million, while international MAUs grew 3 million sequentially to 261 million.

Growth in both audience and engagement was driven by a combination of organic growth, marketing, and product, including the ongoing benefits of improved relevance in email, push notifications, and the timeline. We also saw increased usage due to the Twitter redesign and enhanced personalization in the Explore tab.

Outlook

For Q4, we expect:

●	Adjusted EBITDA to be between $220 million and $240 million
●	Adjusted EBITDA margin to be between 35% and 36%
●	Capital expenditures to be no more than $110 million
●	Stock-based compensation expense to be in the range of $90 million to $100 million

We also expect that at the high end of our adjusted EBITDA range, we will likely be GAAP profitable.

Note that our outlook for Q4 reflects foreign exchange rates as of October 16, 2017.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.  Guidance for Adjusted EBITDA and Adjusted EBITDA margin excludes stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain. We have not reconciled Adjusted EBITDA guidance to GAAP net loss because we do not provide guidance on GAAP net loss or the reconciling items between Adjusted EBITDA and GAAP net loss, other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of net loss and such reconciling items will have a significant impact on our Adjusted EBITDA and Adjusted EBITDA margin. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Appendix

Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, October 26, 2017, at 5am Pacific Time (8am Eastern Time) to discuss financial results. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

About Twitter (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

Note About Our MAU Adjustment

We discovered that since the fourth quarter of 2014 we had included users of certain third-party applications as Twitter MAUs that should not have been considered MAUs. These third-party applications used Digits, a software development kit of our now-divested Fabric platform, that allowed third-party applications to send authentication messages via SMS through our systems, which did not relate to activity on the Twitter platform. The table below presents the impact for the periods beginning in the fourth quarter of 2016. Due to our data retention policies, we do not have data to reconcile periods prior to the fourth quarter of 2016, but our estimates suggest the prior period adjustments are smaller than those in the fourth quarter of 2016.

Total MAU Adjustment

in Millions	Q4'16	Q1'17	Q2'17	Q3’17
Previously Reported MAU	319	328	328	N/A
Adjustment	-1	-2*	-2	N/A
Adjusted MAU	318	327	326	330
Previously Reported Quarter-over-Quarter Growth Rate	0.8%	2.8%	-0.1%	N/A
Adjusted Quarter-over-Quarter Growth Rate	0.3%**	2.8%	-0.2%	1.2%
Previously Reported Year-over-Year Growth Rate	4.5%	5.8%	4.8%	N/A
Adjusted Year-over-Year Growth Rate**	4.0%	5.2%	4.1%	4.1%

* The difference between Adjusted MAU and Previously Reported MAU does not correspond to the amount of the Adjustment due to rounding.

** Due to our data retention policies, we do not have data to reconcile periods prior to the fourth quarter of 2016. As a result, we did not adjust MAUs for such periods and year-over-year and quarter-over-quarter growth rates compare unadjusted MAUs for periods prior to the fourth quarter of 2016 to adjusted MAUs for periods after the fourth quarter of 2016. We believe that had they been adjusted, the growth rates for the adjusted year-over-year and quarter-over-quarter periods would have been higher than those presented. Further details can be found in the section of this letter titled "Note About Our MAU Adjustment."

The reported MAU figures in this shareholder letter and accompanying materials reflects an adjustment for the users of certain third-party applications included in prior periods. Please note that reported DAU metrics were not impacted as DAU do not include users from third-party applications.

United States MAU Adjustment

in Millions	Q4'16	Q1'17	Q2'17	Q3’17
US Previously Reported MAU	67	70	68	N/A
Adjustment	0	-1	0	N/A
US Adjusted MAU	67	69	68	69
U.S. Previously Reported Quarter-over-Quarter Growth Rate	0.3%	4.2%	-2.0%	N/A
US Adjusted Quarter-over-Quarter Growth Rate	-0.1%**	4.1%	-2.2%	2.3%
U.S. Previously Reported Year-over-Year Growth Rate	2.9%	6.7%	3.9%	N/A
US Adjusted Year-over-Year Growth Rate**	2.4%	6.1%	3.2%	4.1%

International MAU Adjustment

in Millions	Q4'16	Q1'17	Q2'17	Q3’17
International Previously Reported MAU	252	259	260	N/A
Adjustment	-1	-1*	-2	N/A
International Adjusted MAU	251	257	258	261
International Previously Reported Quarter-over-Quarter Growth Rate	0.9%	2.5%	0.5%	N/A
International Adjusted Quarter-over-Quarter Growth Rate	0.4%**	2.4%	0.3%	0.9%
International Previously Reported Year-over-Year Growth Rate	4.9%	5.5%	5.1%	N/A
International Adjusted Year-over-Year Growth Rate**	4.5%	5.0%	4.4%	4.1%

* The difference between Adjusted MAU and Previously Reported MAU does not correspond to the amount of the Adjustment due to rounding.

** Due to our data retention policies, we do not have data to reconcile periods prior to the fourth quarter of 2016. As a result, we did not adjust MAUs for such periods and year-over-year and quarter-over-quarter growth rates compare unadjusted MAUs for periods prior to the fourth quarter of 2016 to adjusted MAUs for periods after the fourth quarter of 2016. We believe that had they been adjusted, the growth rates for the adjusted year-over-year and quarter-over-quarter periods would have been higher than those presented. Further details can be found in the section of this letter titled "Note About Our MAU Adjustment."

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook and guidance; Twitter’s expectations regarding its strategies, product, and business plans, including its priorities, areas of geographic growth, product initiatives and product experiments; strategies for increasing shareholder value and improving safety; the development of, investment in and demand for content (from content partners and users), its products, product features, and services, including video (particularly Live video), and the impact thereof on its business; machine learning and data and enterprise solutions; the behavior of Twitter’s users, content partners and advertisers; Twitter’s expectations regarding the growth of its revenue, profitability, audience, engagement, and monetization, advertiser base and spending, application of its abuse rules, allocation of resources, execution by its sales and operating teams, ad engagements; Twitter’s future communications with the public regarding product features and products that will be emphasized or de-emphasized. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, non-GAAP diluted EPS and adjusted free cash flow. Twitter defines adjusted EBITDA as net loss adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expenses, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP net income as net loss adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, cost-method investment impairment charges, restructuring charges and one-time nonrecurring gain, and adjustment to income tax expense based on the non-GAAP measure of profitability using Twitter’s blended US statutory tax rate (which was 37%). Twitter defines non-GAAP expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP income before income taxes as loss before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, cost-method investment impairment charges, restructuring charges, and one-time nonrecurring gain; and Twitter defines non-GAAP provision for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using Twitter’s blended US statutory tax rate. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment). Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of Adjusted EBITDA, non-GAAP net income, non-GAAP income before income taxes, non-GAAP provision for income taxes, non-GAAP expenses, Adjusted EBITDA margin and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that Adjusted EBITDA, non-GAAP net income, non-GAAP expenses, Adjusted EBITDA margin, and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses and one-time gains or charges that it excludes in Adjusted EBITDA, non-GAAP net income, non-GAAP expenses, Adjusted EBITDA margin, and non-GAAP diluted EPS. Twitter also believes that Adjusted EBITDA, non-GAAP net income, non-GAAP expenses, Adjusted EBITDA margin, and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Kristin Binns press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,586,558	$988,598
Short-term investments	2,671,538	2,785,981
Accounts receivable, net	509,854	650,650
Prepaid expenses and other current assets	234,472	226,967
Total current assets	5,002,422	4,652,196
Property and equipment, net	753,317	783,901
Intangible assets, net	54,560	95,334
Goodwill	1,187,880	1,185,315
Other assets	77,610	153,619
Total assets	$7,075,789	$6,870,365
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$103,112	$122,236
Accrued and other current liabilities	296,152	380,937
Capital leases, short-term	81,938	80,848
Total current liabilities	481,202	584,021
Convertible notes	1,604,932	1,538,967
Capital leases, long-term	85,622	66,837
Deferred and other long-term tax liabilities, net	11,858	7,556
Other long-term liabilities	62,769	68,049
Total liabilities	2,246,383	2,265,430
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	7,628,966	7,224,534
Accumulated other comprehensive loss	(36,756)	(69,253)
Accumulated deficit	(2,762,808)	(2,550,350)
Total stockholders’ equity	4,829,406	4,604,935
Total liabilities and stockholders’ equity	$7,075,789	$6,870,365

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue	$589,633	$615,934	$1,711,739	$1,812,413
Costs and expenses
Cost of revenue	210,016	225,159	643,263	626,530
Research and development	136,115	177,049	408,014	511,354
Sales and marketing	172,957	224,436	527,847	697,226
General and administrative	63,266	67,379	203,973	200,884
Total costs and expenses	582,354	694,023	1,783,097	2,035,994
Income (loss) from operations	7,279	(78,089)	(71,358)	(223,581)
Interest expense	(26,732)	(24,860)	(78,537)	(74,687)
Other income (expense), net	1,922	6,640	(39,076)	19,680
Loss before income taxes	(17,531)	(96,309)	(188,971)	(278,588)
Provision for income taxes	3,564	6,562	10,171	11,231
Net loss	$(21,095)	$(102,871)	$(199,142)	$(289,819)
Net loss per share:
Basic and diluted	$(0.03)	$(0.15)	$(0.27)	$(0.42)
Weighted-average shares used to compute net loss per share:
Basic and diluted	736,515	704,359	729,626	698,104

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cash flows from operating activities
Net loss	$(21,095)	$(102,871)	$(199,142)	$(289,819)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	97,492	100,878	303,347	282,782
Stock-based compensation expense	100,959	158,527	331,352	477,138
Amortization of discount on convertible notes	20,355	18,650	59,644	55,590
Changes in bad debt provision	(1,329)	(320)	26	2,253
Deferred income tax	(575)	13	(1,343)	58
Impairment of investments in privately-held companies	7,439	—	62,439	2,000
Other adjustments	3,576	4,106	(1,278)	7,374
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	22,572	(35,022)	155,598	51,191
Prepaid expenses and other assets	6,009	19,316	4,353	2,331
Accounts payable	(842)	10,794	(14,458)	(26,291)
Accrued and other liabilities	5,386	15,121	(67,436)	1,905
Net cash provided by operating activities	239,947	189,192	633,102	566,512
Cash flows from investing activities
Purchases of property and equipment	(34,583)	(72,317)	(117,800)	(170,552)
Purchases of marketable securities	(442,070)	(946,781)	(2,020,115)	(2,277,727)
Proceeds from maturities of marketable securities	562,091	801,008	2,023,778	2,033,257
Proceeds from sales of marketable securities	1	131,601	108,818	174,017
Changes in restricted cash	(12)	(6,016)	3,209	(6,606)
Purchases of investments in privately-held companies	(300)	(3,500)	(825)	(81,502)
Business combinations, net of cash acquired	—	—	—	(80,142)
Proceeds from sales of long-lived assets	—	—	35,000	—
Other investing activities	(96)	(1,100)	(10,102)	(1,181)
Net cash provided by (used in) investing activities	85,031	(97,105)	21,963	(410,436)
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(2,026)	(4,104)	(7,049)	(11,098)
Payments of capital lease obligations	(25,535)	(25,157)	(80,685)	(73,897)
Proceeds from exercise of stock options	541	862	7,872	7,070
Proceeds from issuances of common stock under employee stock purchase plan	—	—	14,019	15,821
Other financing activities	—	548	—	570
Net cash used in financing activities	(27,020)	(27,851)	(65,843)	(61,534)
Net increase in cash and cash equivalents	297,958	64,236	589,222	94,542
Foreign exchange effect on cash and cash equivalents	277	11	8,738	5,944
Cash and cash equivalents at beginning of period	1,288,323	947,710	988,598	911,471
Cash and cash equivalents at end of period	$1,586,558	$1,011,957	$1,586,558	$1,011,957
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$—	$644
Equipment purchases under capital leases	$29,707	$37,100	$100,633	$63,022
Changes in accrued property and equipment purchases	$(21,674)	$(3,159)	$(23,521)	$7,779

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Non-GAAP net income and net income per share:
Net loss	$(21,095)	$(102,871)	$(199,142)	$(289,819)
Exclude: Provision for income taxes	3,564	6,562	10,171	11,231
Loss before income taxes	(17,531)	(96,309)	(188,971)	(278,588)
Stock-based compensation expense	100,959	158,527	331,352	477,138
Amortization of acquired intangible assets	11,077	16,572	41,608	42,118
Non-cash interest expense related to convertible notes	20,355	18,650	59,644	55,590
Impairment of investments in privately-held companies	7,439	—	62,439	—
Restructuring charges and one-time nonrecurring gain	1,269	—	(8,529)	47
Non-GAAP income before income taxes	123,568	97,440	297,543	296,305
Non-GAAP provision for income taxes	45,720	36,053	110,091	109,633
Non-GAAP net income	$77,848	$61,387	$187,452	$186,672
GAAP diluted shares	736,515	704,359	729,626	698,104
Dilutive equity awards (1)	8,388	16,492	8,426	12,559
Non-GAAP diluted shares	744,903	720,851	738,052	710,663
Non-GAAP diluted net income per share	$0.10	$0.09	$0.25	$0.26
Adjusted EBITDA:
Net loss	$(21,095)	$(102,871)	$(199,142)	$(289,819)
Stock-based compensation expense	100,959	158,527	331,352	477,138
Depreciation and amortization expense	97,492	100,878	303,347	282,782
Interest and other expense, net	24,810	18,220	117,613	55,007
Provision for income taxes	3,564	6,562	10,171	11,231
Restructuring charges and one-time nonrecurring gain	1,269	—	(8,529)	47
Adjusted EBITDA	$206,999	$181,316	$554,812	$536,386
Stock-based compensation expense by function:
Cost of revenue	$5,625	$7,165	$17,830	$22,991
Research and development	57,174	87,163	185,185	253,658
Sales and marketing	22,433	41,227	68,216	133,184
General and administrative	15,727	22,972	60,121	67,305
Total stock-based compensation expense	$100,959	$158,527	$331,352	$477,138
Amortization of acquired intangible assets by function:
Cost of revenue	$8,621	$12,426	$24,670	$28,153
Research and development	—	65	—	193
Sales and marketing	2,456	4,081	16,938	13,292
General and administrative	—	—	—	480
Total amortization of acquired intangible assets	$11,077	$16,572	$41,608	$42,118
Restructuring charges and one-time nonrecurring gain by function:
Cost of revenue	$79	$—	$179	$1
Research and development	440	—	(11,088)	10
Sales and marketing	498	—	1,779	32
General and administrative	252	—	601	4
Total restructuring charges and one-time nonrecurring gain	$1,269	$—	$(8,529)	$47
Non-GAAP costs and expenses:
Total costs and expenses	$582,354	$694,023	$1,783,097	$2,035,994
Less: stock-based compensation expense	(100,959)	(158,527)	(331,352)	(477,138)
Less: amortization of acquired intangible assets	(11,077)	(16,572)	(41,608)	(42,118)
Less: restructuring charges and one-time nonrecurring gain	(1,269)	—	8,529	(47)
Non-GAAP total costs and expenses	$469,049	$518,924	$1,418,666	$1,516,691
Adjusted free cash flow:
Net cash provided by operating activities	$239,947	$189,192	$633,102	$566,512
Less: purchases of property and equipment	(34,583)	(72,317)	(117,800)	(170,552)
Less: equipment purchases under capital leases	(29,707)	(37,100)	(100,633)	(63,022)
Adjusted free cash flow	$175,657	$79,775	$414,669	$332,938

(1) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stock and warrant. There is no dilutive effect of the notes nor the related hedge and warrant transactions.